Filed pursuant to Rule 424(b)(3)
File No. 333-187435

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 1, 2014)

TEUCRIUM WTI CRUDE OIL FUND
15,000,000 Shares

This supplement is to the prospectus of Teucrium Commodity Trust (the “Trust”) dated May 1, 2014, which relates to shares issued by the Teucrium WTI Crude Oil Fund, a series of the Trust (the “Fund Shares”). The Fund Shares have previously been registered under the Securities Act of 1933, as amended, on a registration statement bearing File No. 333-187435. This prospectus supplement should be read in its entirety and kept together with your prospectus for future reference.

Recent Developments

On June 30, 2014, KPMG LLP (“KPMG”) acquired certain assets of ROTHSTEIN-KASS, P.A. (d/b/a Rothstein Kass & Company, P.C.) and certain of its affiliates (“Rothstein Kass”), the independent registered public accounting firm for Teucrium Commodity Trust (the “Trust”), the Teucrium Corn Fund, the Teucrium Natural Gas Fund, the Teucrium WTI Crude Oil Fund, the Teucrium Soybean Fund, the Teucrium Sugar Fund, the Teucrium Wheat Fund, and the Teucrium Agricultural Fund (collectively, the “Funds”). As a result of this transaction, on June 30, 2014, Rothstein Kass resigned as the independent registered public accounting firm for the Trust, the Funds and their Sponsor, Teucrium Trading, LLC (the “Company”). The authorized officers (the “Officers”) of the Company approved the engagement of KPMG as the new independent registered public accounting firm for the Company, the Trust and the Funds and on July 29, 2014, KPMG completed its client evaluation procedures and accepted the engagement.

The Officers approved the dismissal of KPMG as the independent registered public accounting firm for the Company, the Trust and the Funds and KPMG was dismissed on October 3, 2014. The engagement of Grant Thornton LLP as the new independent registered public accounting firm for the Company, the Trust and the Funds was approved by the Officers, and Grant Thornton LLP completed its client evaluation procedures and accepted the engagement, replacing KPMG as of October 3, 2014.

Since July 29, 2014, KPMG has not issued a report on any of the financial statements of the Company, the Trust or the Funds. Accordingly, no reports of KPMG on the financial statements of the Trust or the Funds for either of the past two years contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles as no such reports have been prepared.

Between July 29, 2014 and October 3, 2014, there were no disagreements with KPMG on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter in their reports, or reportable events.

The Company provided a copy of the foregoing disclosures to KPMG and requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission stating whether KPMG agreed with the above statements. A copy of KPMG’s letter, dated October 9, 2014, was filed as Exhibit 16.1 to the Form 8-K which was filed on October 9, 2014.

During the two most recent fiscal years and in the subsequent interim period through October 3, 2014, the Trust and the Funds have not consulted with Grant Thornton with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Trust’s and the Funds’ financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Investing in the Fund involves significant risks. See “What Are the Risk Factors Involved with an Investment in the Fund?” beginning on page 11 of the prospectus. The Fund is not a mutual fund registered under the Investment Company Act of 1940 and is not subject to regulation under such Act.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this prospectus supplement is November 13, 2014